Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-120132, File No. 333-115423, File No. 33-64647, File No. 333-66562, File No. 33-57268) of Tredegar Corporation of our report dated February 26, 2016, relating to the consolidated financial statements of kaléo, Inc. and subsidiary as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, which is included as an exhibit in the Form 10-K of Tredegar Corporation for the year ended December 31, 2015.
/s/ Dixon Hughes Goodman LLP
Richmond, Virginia
February 29, 2016